Exhibit 10.4

REVOLVING PROMISSORY NOTE

$5,000,000.00	Houston, Texas
June 29, 2016

FOR VALUE RECEIVED, Summer Energy, LLC, a Texas limited liability company, at 800 Bering Drive, Suite 260, Houston, Texas 77057-2228 ("Borrower"), hereby promises to pay to the order of Blue Water Capital Funding, LLC, a Florida limited liability company at 9855 West 78th Street, Suite 300, Eden Prairie, Minnesota 55344 ("Lender"), the principal sum of Five Million and no/100 Dollars ($5,000,000.00), together with interest on the unpaid Principal Balance at the rate of 11% per annum in accordance with the following terms and conditions:
1.	Interest. Interest shall be computed on the actual number of days elapsed in a three hundred sixty (360) day year.
2.	Payments. Borrower shall pay monthly installments of accrued interest only, with the first such payment due on August 10, 2016, and continuing thereafter on the same day of each successive month until the Maturity Date.
3.	The maturity of this Note is June 30, 2018 (the "Maturity Date"), at which time all principal then outstanding and accrued interest will be due. The outstanding principal balance of this Note may be prepaid at any time at the option of Borrower, in whole or in part, with no prepayment penalty or premium except as otherwise provided for herein. No partial prepayment shall postpone the due date of any monthly payments or reduce the amount of any monthly payment, unless the Lender agrees otherwise, in advance, in writing.
4.	Security. This Note is secured by that certain: (i) Guaranty of even date herewith given by Summer Energy Holdings, Inc., a Nevada corporation ("Guarantor"); and (ii) Security Agreement, dated June 29, 2016 given by Borrower to Lender (collectively, the "Loan Documents").
5.	Revolving Line of Credit. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note, provided that amounts advanced, plus amounts committed but not yet advanced, under this Note shall at no time exceed eighty percent (80%) of Borrower's accounts less the amounts owed to DTE Energy Trading, Inc. as provided for in Borrower's Borrowing Base Certificate. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which principal balance may be endorsed hereon from time to time by the holder.
6.	Minimum Monthly Financing Fee. "A Minimum Monthly Financing Fee" will be imposed for the duration of the term in the amount of $22,500 per full calendar month. In the event of full repayment of the Revolving Note and termination of the facility, including a request by Borrower for termination of the UCC Financing Statements, at any time prior to the Maturity, for any reason, Borrower shall pay a prepayment fee to Lender equal to the Minimum Monthly Financing Fee multiplied by the number of calendar months (whole or fractional) from the earlier date of full repayment, request for termination of the UCC Financing Statements or termination to and including the date of Maturity. The prepayment fee calculated pursuant to this paragraph is due upon receipt of an invoice tendered to Borrower for the same. Lender will not terminate or release any security interest in its favor until such invoice is paid in full.

7.	Events of Default. The occurrence of any of the following shall constitute an "Event of Default":
a.	If any scheduled installment of principal or interest, including but not limited to any balloon payment, is not paid when due, provided, however, that Borrower shall have fifteen (15) days within which to cure such default
b.	The voluntary or involuntary commencement of any bankruptcy or insolvency action or proceeding by or against Borrower under federal or state law; the voluntary or involuntary application for or consent to the appointment of a receiver, trustee, liquidator or custodian for Borrower or a substantial part of Borrower's property; the inability of Borrower, or the admission, in writing of Borrower, of Borrower's inability to pay its debts generally as they mature.
c.	The failure of Borrower to comply with any provision of the Loan Documents.
8.	Rights of Lender upon Default. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Lender may:
a.	Declare, without further notice, the principal balance and all accrued interest thereon immediately due and payable without presentment, demand, protest or any other notice of any kind. The failure to exercise such right or option at any time shall not constitute a waiver of the same at any subsequent time.
b.	Exercise any other right, power or remedy granted to Lender by this Note, the Loan Documents or pursuant to applicable law.
c.	Borrower shall also pay any and all reasonable costs, attorneys' fees and any and all other costs and expenses incurred in the preparation, execution, collection, protection, defense, preservation, or enforcement of this Note or any endorsement of this Note or in any litigation arising out of the transactions of which this Note or any endorsement of this Note is a part, or any other documents, including but not limited to this Note and the Loan Documents referenced herein.

9.	Waiver. Borrower hereby expressly waives presentment, demand, and protest of any other kind of notice.
10.	Amendment. Any term of this Note may be amended or waived only with the written consent of both Borrower and Lender.
11.	Successor and Assigns. The terms and conditions of this Note shall inure to the benefit and be binding on the respective successors and assigns of the parties.
12.	Governing Law. This Note shall be governed by and interpreted in accordance with the laws of the State of Minnesota.
13.	Usury. All agreements herein are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Lender for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If from any circumstances whatsoever fulfillment of any provision hereof at the time performance of such provisions shall be due shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then the obligation to be fulfilled shall be reduced to the limit of such validity and if from any circumstance the Lender shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note the day and year first above written.

[SIGNATURE PAGE TO FOLLOW]

SUMMER ENERGY, LLC,
a Texas limited liability company

By: /s/ Jaleea P. George
       Jaleea P. George
Its:  CFO